Exhibit 10.2

THE BANK OF KENTUCKY, INC.

CRESTVIEW HILLS, KENTUCKY

EXECUTIVE DEFERRED CONTRIBUTION PLAN

The Executive Deferred Contribution Plan of The Bank of Kentucky, Inc. (the “Plan”) is adopted effective September 1, 2003 (“Effective Date”). The purpose of the Plan is to provide certain employees an opportunity to defer the receipt of compensation pursuant to Section 451 of the Internal Revenue Code of 1986 (“Code”). It is intended to be an unfunded arrangement for the benefit of a select group of highly compensated or management employees.

Accordingly, The Bank of Kentucky, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for the ease of reference only, and are not to be construed so as to alter the terms hereof.

1.1 BENEFICIARY means the person or persons designated by a Participant to receive benefits pursuant to Section 2.2 upon his death.

1.2 BOARD means the Board of Directors of the Company.

1.3 CODE means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.4 COMMITTEE means the individuals appointed by the Board of Directors of the Company to administer the Plan.

1.5 COMPANY means The Bank of Kentucky, Inc., a Kentucky banking company, and to the extent provided in Section 11.7 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.6 CONTRIBUTION means a credit made by the Company in the form of an Elective Contribution to a Participant’s Deferred Compensation Account.

1.7 DEFERRED COMPENSATION ACCOUNT OR ACCOUNT means the bookkeeping account established pursuant to Article V to reflect credits of Contributions pursuant to Article III and credits and debits pursuant to Article IV. The amount of Participant’s or Beneficiary’s Deferred Compensation Account shall be determined as of the date of reference.

1.8 DISABILITY means Disability as defined in the Company’s qualified Section 401(k) plan, and if Company has no such plan, then as defined in Company’s other qualified pension or profit sharing plan maintained for the benefit of Company’s employees.

1.9 ELECTIVE CONTRIBUTIONS means a Contribution made to the Plan at the election of a Participant, in lieu of cash compensation, including contributions made pursuant to a salary reduction agreement or some other deferral mechanism.

1.10 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Company who is determined by the Board to be a member of a select group of management or highly compensated employees and who is designated by the Board to be an Eligible Employee under the Plan. By each November 1, the Company shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Board determines that an individual first becomes an Eligible Employee during a Plan Year, the Board shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.11 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Employee.

1.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations relating thereto.

1.13 NORMAL RETIREMENT AGE means the date on which a Participant attains age 65 years.

1.14 PARTICIPANT means any person so designated in accordance with the provisions of Article II including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose beneficiaries may become) eligible to receive a benefit under the Plan.

1.15 SEPARATION FROM SERVICE means the severance of a Participant’s employment with the Company for any reason, including death, retirement or disability.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 REQUIREMENTS. Every Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the Entry Date.

Participation in the Plan is voluntary. In order to participate, an Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Company and must agree to make Elective Contributions as provided in Article III.

2.2 DESIGNATION OF BENEFICIARY. Each Participant shall designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.

ARTICLE III

CONTRIBUTIONS

A Participant may authorize the Company to contribute to the Plan on his behalf Elective Contributions. Such Elective Contributions shall be stated as either a dollar amount or a whole percentage of Compensation to be earned by the Participant.

On adoption of the Plan and on a Participant’s initial Entry Date, each Participant shall be given thirty (30) days to elect Elective Contributions. Such written notice shall contain an election of the dollar amount or percentage of his Compensation to be contributed and authorization for the Company to reduce his Compensation by such amount. The election shall remain in force until suspended or revised by the Participant. Elective Contributions may be suspended or revised at any time by giving prior written notice. After suspension, the Participant shall not be eligible for further Elective Contributions until the beginning of the next Plan Year, for which notice must be given at least thirty (30) days prior to such Plan Year.

ARTICLE IV

DEEMED INVESTMENT OF PARTICIPANTS ACCOUNT

Subject to such limitations as may from time to time be required by law, imposed by the Committee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Participant may communicate to the Committee directions as to how his or her Deferred Compensation Account should be deemed to be invested among such categories of deemed investments as may be made available by the Committee hereunder. In such a case, the Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments.

ARTICLE V

ALLOCATION OF CONTRIBUTIONS AND EARNINGS

The Company will maintain on its books a Deferred Compensation Account for each Participant to which shall be credited Contributions under Article III and credits and debits under Article IV.

ARTICLE VI

VESTING

The Participants shall have a 100% vested right to the amounts credited to their Deferred Compensation Account, payable at the time and in the form specified in the Plan.

ARTICLE VII

DISTRIBUTIONS

7.1 AMOUNT. A Participant (or his or her Beneficiary if Participant is deceased) shall become entitled to receive from the Company, at the time described in Section 7.3 herein, the aggregate amount credited to the Participant’s Deferred Compensation Account. Any payment due hereunder will be paid by the Company from its general assets.

7.2 ELIGIBILITY FOR PAYMENT. Distribution of benefits from the Plan shall be made no earlier than the date of Participant’s Separation from Service.

7.3 COMMENCEMENT OF DISTRIBUTIONS. Distribution of benefits to a Participant under the Plan shall commence 60 days after the close of the Plan Year in which the Participant incurs a Separation from Service, unless the Participant makes a one-time irrevocable written election to defer commencement of benefits to a specified later date, such election is made at least 30 days before the date benefits commence, and the Committee consents in writing to the deferment. In the event of a Separation from Service due to a Participant’s death or Disability, a Beneficiary shall be entitled to commence the receipt of benefits as soon as administratively feasible.

7.4 HARDSHIP DISTRIBUTIONS. The Committee may, upon written application of the Participant, authorize a distribution of all or a portion of a Participant’s Account. Distributions will be permitted only for purposes described in 26 CFR Section 1.401(k)-1(d)(2), which establish standards deemed to satisfy the hardship condition for distribution of elective contributions for qualified cash or deferred arrangments. Specifically, these purposes are:

(a)	expenses for medical care previously incurred by the Participant, the Participant’s spouse, or any dependents of the Participant, or necessary for these persons to obtain medical care; or

(b)	costs directly related to the purchase of a principal residence for the Participant, excluding mortgage payments; or

(c)	payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, or the Participant’s spouse, children, or dependents; or

(d)	payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence.

ARTICLE VIII

FORM OF BENEFIT DISTRIBUTION

8.1 ELECTION. A Participant or Beneficiary may elect the form, subject to Section 8.2 herein, of distribution of his or her benefits and may revoke that election (with or without a new election) at any time at least 30 days before his or her benefits begin, by notifying the Committee in writing of his or her election.

8.2 FORMS OF DISTRIBUTION. Distributions of benefits shall be made, subject to a Participant’s or Beneficiary’s election as set out below, in one of the following forms:

(a) Separation from Service prior to Normal Retirement Age. A single lump sum payment of the entire balance in a Participant’s Deferred Compensation Account.

(b) Separation from Service at or after Normal Retirement Age. (i) Periodic payments over a specified period of time not to exceed 15 years, or (ii) a single payment of the entire balance in a Participant’s account.

Separation from Service at Death. (i) Periodic payments over a specified period of time not to exceed 15 years, or (ii) a single payment of the entire balance in a Participant’s account.

8.3 FAILURE TO MAKE ELECTION. If a Participant or Beneficiary fails to elect a form of distribution before 30 days preceding the distribution commencement date, benefits shall be paid in substantially equal installments over 15 years.

ARTICLE IX

ADMINISTRATION OF PLAN

9.1 ADMINISTRATION BY THE COMMITTEE. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

9.2 GENERAL POWERS OF ADMINISTRATION. The Committee shall be entitled to rely exclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, controller, counsel or other person employed or engaged by the Committee with respect to the Plan.

ARTICLE X

AMENDMENT OR TERMINATION

10.1 AMENDMENT OR TERMINATION. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.

10.2 AMENDMENTS TO ASSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 10.1, the Plan may be amended by the Company at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to assure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including

ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

10.3 EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of the Plan shall directly or indirectly reduce the balance of the Deferred Compensation Account held hereunder as of the effective date of such amendment or termination, and the Deferred Compensation Account shall continue to be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable until distribution thereof. Notwithstanding the termination of the Plan, amounts in the Deferred Compensation Account shall continue to be held subject to the provisions of this Plan and distribution of amounts in the Deferred Compensation Account shall be made to the Participant or his beneficiary in the manner and at the time described in Article VII of the Plan.

ARTICLE XI

GENERAL PROVISIONS

11.1 PARTICIPANT’S RIGHTS UNSECURED. The Plan at all times shall be entirely unfunded. The right of a Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to the Deferred Compensation Accounts of Participants shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

11.2 NO GUARANTEE OF BENEFITS. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

11.3 NO ENLARGEMENT OF RIGHTS. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. The establishment of this Plan shall not, and nothing contained herein shall, be construed in any way to give any Participant the right to continued employment with the Company or the right to be retained as an independent contractor of the Company.

11.4 SPENDTHRIFT PROVISIONS. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claim in bankruptcy proceedings.

11.5 APPLICABLE LAW. The Plan shall be construed and administered under the laws of the Commonwealth of Kentucky.

11.6 INCAPACITY OF RECIPIENT. If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

11.7 CORPORATE SUCCESSORS. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or any other entity, but the Plan shall be continued after such sale, merger, or consolidation only if and to the extent that the transferee, purchaser, or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser, or successor, entity, then the Plan shall terminate subject to the provisions of Section 10.3.

11.8 UNCLAIMED BENEFIT. Each Participant shall keep the Committee informed of his current address and the current address of his designated Beneficiary. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three (3) years after the date on which payment of the Participant’s Deferred Compensation Account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Committee is unable to locate any designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefit shall be irrevocably forfeited.

11.9 LIMITATIONS ON LIABILITY. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any shareholder, director, officer, employee or agent of the Company shall be liable to any Participant, former Participant, or other person for any claim, loss, liability, or expense incurred in connection with the Plan or the administration thereof.

IN WITNESS WHEREOF, the Company has formally adopted this Plan as of the date and year first above written.

The Bank of Kentucky, Inc.

By:

Rodney S. Cain Chairman of the Board